EXHIBIT 10.2

Severance Plan for

Elected and Appointed Officers of Huntington Ingalls

Industries

Amended and Restated (effective January 1, 2019)

1.

Purpose of Plan. The purpose of the Plan is to provide severance benefits for eligible elected and appointed officers of Huntington Ingalls Industries, Inc. (the “Company”) who reside and work in the United States. The amended and restated plan document is intended only to clarify certain aspects of plan administration and does not change eligibility or the benefits available under the Plan.

2.	Definitions. The terms defined in this section shall have the meaning given below:

(a)	“Administrative Committee” means the Huntington Ingalls Industries, Inc. Administrative Committee established by the Board of Directors of the Company or any successor to the Administrative Committee.

(b)	“Committee” means the Compensation Committee of the Board of Directors of the Company or any successor to the Committee.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Company” means Huntington Ingalls Industries, Inc.

(e)	“Disability” means any disability of an Officer recognized as a disability for purposes of the Company’s long-term disability plan, or similar plan later adopted by the Company in place of such plan.

(f)

“Key Employee” means an employee treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i) of the Company or its affiliate (i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)) if the Company’s stock is publicly traded on an established securities market or otherwise. The Company shall determine in accordance with a uniform Company policy which Officers are Key Employees as of each December 31 in accordance with IRS regulations or other guidance under Code section 409A, provided that in determining the compensation of individuals for this purpose, the definition of compensation in Treas. Reg. § l.415(c)-2(d)(3) shall be used. Such determination shall be effective for the twelve (12) month period commencing on April 1 of the following year. Notwithstanding the foregoing, Key Employees of the Company will be determined in accordance with the special rules for spin-offs under Treas. Reg. § 1.409A-1(i)(6)(iii), or any successor thereto, for the period indicated in such regulation.

(g)	“Officer” means an elected or appointed officer of Huntington Ingalls Industries, Inc. who resides and works in the United States.

(h)	“Plan” means this Severance Plan for Elected and Appointed Officers of Huntington Ingalls Industries, as it may be amended from time to time.

(i)

“Qualifying Termination” means any one of the following (i) an Officer’s involuntary termination of employment with the Company, other than Termination for Cause or mandatory retirement, or (ii) an Officer’s election to terminate employment with the Company in lieu of accepting a downgrade to a non-Officer position or status. “Qualifying Termination” does not include any change in the Officer’s employment status due to any transfer within the Company or to an affiliate, or to a purchaser of assets or a portion of the business of the Company or an affiliate in connection with the purchase, Disability, voluntary termination or normal retirement.

(j)	“Release” means the Company’s Confidential Separation Agreement and General Release as in effect at the time of the Officer’s termination of employment.

(k)	“Separation from Service” or “Separate from Service” means a “separation from service” within the meaning of Code section 409A, applying the default terms thereof.

(I)	“Termination for Cause” means an Officer’s termination of employment with the Company because of:

(i)

The failure by the Officer to perform his duties in a satisfactory manner (other than a failure caused by the Officer’s medically documented incapacity due to physical or mental illness) after written demand for improved performance has been delivered to the Officer by the Company that specifically identifies how the Officer has not performed his duties in a satisfactory manner;

(ii)	The engaging by Officer in misconduct that is injurious to the Company, monetarily or otherwise, or that reflects adversely on the Officer’s fitness for continued employment with the Company; or

(iii)

The Officer’s conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony, regardless of whether the actual conviction is for a felony or misdemeanor, or the Officer’s pretrial incarceration pending the disposition of such a charge.

3.	Eligibility Requirements.

(a)

An Officer will be notified of potential eligibility for benefits under the Plan through a written notice from a Vice President of Human Resources or their designee. No other Company employee is authorized to provide such notice.

(b)	To receive benefits under the Plan, an Officer must meet the following conditions:

(i)

The Officer must experience a Qualifying Termination that results in termination of employment. If, before termination of employment occurs due to the Qualifying Termination event, the Officer voluntarily quits, retires, or experiences a Termination for Cause, the Officer will not receive benefits under this Plan.

(ii)	The Officer must sign a Confidential Separation Agreement and General Release provided by the Company.

4.

Severance Benefits. Upon the Qualifying Termination of any eligible Officer, the terminated Officer shall be entitled to the following benefits under the Plan: (a) a lump-sum severance cash payment, (b) an extension of the Officer’s existing medical, dental, and vision coverage, (c) a prorated annual cash bonus payment, and (d) certain other fringe benefits.

(a)	Lump-sum Cash Severance Payment. The designated Appendix describes the lump sum severance benefit available to the Officer.

(b)

Extension of Medical, Dental, and Vision Benefits. The Company will continue to pay its portion of the Officer’s medical, dental, and vision benefits for the period of time following the Officer’s termination date that is specified in the designated Appendix. Such continuation coverage shall run concurrently with COBRA continuation coverage (or similar state law). The Officer must continue to pay his portion of the cost of this coverage with after-tax dollars. If rates for active employees increase during this continuation period, the contribution amount will increase proportionately. Also, if medical, dental, and vision benefits are modified, terminated or changed in any way for active employees during this continuation period, the Officer will also be subject to such modification, termination or change. Following the continuation period specified in the designated Appendix, the Officer will be eligible to receive COBRA benefits for any remaining portion of the applicable COBRA period (typically 18 months) at normal COBRA rates. The unreimbursed COBRA period (e.g., the period when the Officer must pay full COBRA rates in order to receive COBRA benefits) starts the first day of the month following the end of the continuation period specified in the designated Appendix.

If the Officer is not covered by medical, dental, and vision benefits at the time of his termination, this section 4(b) will not apply and no continuation coverage will be offered. No health or welfare benefits other than medical, dental, and vision will be continued pursuant to the Plan, including but not limited to disability benefits.

The medical, dental, and vision benefits to be provided or payments to be made under this section 4(b) shall be reduced to the extent that the Officer is eligible for benefits or payments for the same occurrence under another employer sponsored plan to which the Officer is entitled because of his employment subsequent to the Qualifying Termination.

To the extent the benefits under this section 4(b) are, or ever become, subject to Code section 409A, the Company shall administer such continuation of coverage consistent with the following additional requirements as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv):

(i)	The Officer’s eligibility for benefits in one year will not affect the Officer’s eligibility for benefits in any other year;

(ii)	Any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and

(iii)	The Officer’s right to benefits is not subject to liquidation or exchange for another benefit.

In the event the preceding sentence applies and the Officer is a Key Employee at Separation from Service, provision of these benefits after the COBRA period shall commence on the first day of the seventh month following the Officer’s Separation from Service (or, if earlier, the first day of the month after the Officer’s death). Each payment of the benefits described in this Section 4(b) shall be considered a separate “payment” for purposes of Code section 409A.

(c)

Company Performance-Related Payment. The Officer will be eligible for a severance payment equal to a pro-rata portion of the bonus he or she would have received under the Company annual incentive plan in which he or she was a participant for the year in which the Qualifying Termination occurred, in addition to the lump-sum cash severance payment described in section 4(a). For this purpose, the pro-rated bonus (if any) will be based on the applicable annual incentive plan payout formula, with any applicable individual performance factor set at 1.00, prorated from the beginning of the performance period (January 1st) to the Officer’s date of termination. The severance payment contemplated by this Section 4(c) will be paid when the annual bonuses are paid to active employees between February 15 and March 15 of the year following termination.

(d)	Other Benefits. All reimbursements will be within the limits established in the Executive Perquisite Program. These perquisites will cease as of the date of termination except for the following:

(i)

Financial Planning. If an Officer is eligible for financial planning reimbursement at the time of termination, the Officer will be reimbursed for any financial planning fees as specified in the designated Appendix. For these purposes, “financial planning reimbursement” includes any income tax preparation fee reimbursement the Officer may be entitled to under the financial planning reimbursement terms and conditions applicable to the Officer at the time of termination. The financial planning (including income tax preparation fee) reimbursements contemplated by the Appendices are subject to any other applicable limitations that may apply under the financial planning reimbursement terms and conditions applicable to the Officer at the time of termination (for example, and without limitation, annual caps on amounts that may be used in connection with income tax preparation). To the extent any such reimbursements are, or ever become, subject to Code section 409A, any such reimbursements pursuant to this section 4(d)(i) shall be administered consistent with the following additional requirements as set forth in Treas. Reg. § l.409A-3(i)(J)(iv): (1) Officer’s eligibility for benefits in one year will not affect Officer’s eligibility for benefits in any other year; (2) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and (3) Officer’s right to benefits is not subject to liquidation or exchange for another benefit. In addition, no reimbursements shall be made to an Officer who is a Key Employee for six months following the Officer’s Separation from Service.

(ii)

Executive Physical. The Officer will be reimbursed for the cost of a qualifying executive physical as part of the executive perquisite program within the limits established (up to $2,000) through the end of the year of termination.

(iii)

Outplacement Service. The Officer will be reimbursed for the cost of reasonable outplacement services provided by the Company’s outplacement service provider for services provided within one year after the Officer’s date of termination; provided, however, that the total reimbursement shall be limited to an amount equal to fifteen percent (15%) of the Officer’s base salary as of the date of termination. All services will be subject to the current contract with the provider, and all such expenses shall be reimbursed as soon as practicable, but in no event later than the end of the year following the year the Officer Separates from Service.

(e)

Time and Form of Payment. The severance benefits under section 4(a) will be paid to the eligible Officer in a lump sum as soon as practicable following the Officer’s Separation from Service, but in no event beyond thirty (30) days from such date, provided the Officer signs the Release within twenty-one (21) days following the Officer’s Separation from Service, provided further, that if the Officer’s Separation from Service date occurs within twenty one (21) days before the end of a calendar year, then, to the extent the lump-sum payment is or becomes subject to Code section 409A, the lump-sum payment shall not be paid before the later of (i) the date on which the Officer signs the Release and any revocation period with respect to the Release has elapsed; and (ii) January 1 of the calendar year immediately following the calendar year in which the Officer’s Separation from Service occurred. Notwithstanding the foregoing, if the Officer is a Key Employee at the time of Separation from Service, and to the extent the lump-sum payment is or becomes subject to Code section 409A, the lump sum payment shall be made on or within thirty (30) days after the first day of the seventh month following the Officer’s Separation from Service (or, if earlier, the first day of the month after the Officer’s death), provided the Officer signs the Release within twenty-one (21) days following the Officer’s Separation from Service. This amount will be paid after all regular taxes and withholdings have been deducted. No payment made pursuant to the Plan is eligible compensation under any of the Company’s benefit plans, including without limitation, pension, savings, or deferred compensation plans.

5.

Limitation of Plan Benefits. Notwithstanding anything contained in this Plan to the contrary, if upon or following a change in the “ownership or effective control” of the Company or in the “ownership of a substantial portion of the assets” of the Company (each within the meaning of Code section 280G ), the tax imposed by Code section 4999 or any similar or successor tax (the “Excise Tax”) applies, solely because of such transaction, to any payments, benefits and/or amounts received by the Officer pursuant to the Plan or otherwise, including, without limitation, any amounts received, or deemed received within the meaning of any provision of the Code, by the Officer as a result of (and not by way of limitation) any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to the Officer under any of the Company’s incentive plans, including without limitation, any long-term incentive stock plan (collectively, the “Total Payments”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the Excise Tax; provided that such reduction to the Total Payments shall be made only if the total after-tax benefit to the Officer is greater after giving effect to such reduction than if no such reduction had been made. If such a reduction is required, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of other equity awards, then by reducing or eliminating any other remaining Total Payments, in each case in reverse order beginning with the payments which are to be paid the farthest in time from the date of the transaction triggering the Excise Tax. The preceding provisions of this section 5 shall take precedence over the provisions of any other plan, arrangement or agreement governing the Officer’s rights and entitlements to any benefits or compensation.

6.

Offset for Other Benefits Received. The benefits under the Plan are in lieu of, and not in addition to, any other severance or separation benefits for which the Officer is eligible under any Company plan, policy or arrangements (including but not limited to, severance benefits provided under any employment agreement, retention incentive agreement, or similar benefits under any individual change in control agreements, plans, policies, arrangements and change in control agreements of acquired companies or business units) (collectively, “severance plans”); provided that if the Officer is otherwise entitled to receive benefits under the Plan and severance benefits under any other severance plan or arrangement of the Company, benefits shall be paid under such other plan or arrangement rather than under the Plan. If an Officer receives any benefit under any severance plan, such benefit shall cause a corresponding reduction in benefits under this Plan. If, despite any release that the Officer signs in connection with the Plan, such Officer is later awarded and receives benefits under any other severance plan(s), any benefits that the Officer receives under the Plan will be treated as having been received under those other severance plans for purposes of calculating total benefits received under those other severance plans (that is, benefits under those other severance plans will be reduced by amounts received under the Plan).

7.

Administration. The Company is the Plan Sponsor and the principal employer that maintains the Plan. The Plan is administered by the Administrative Committee, which has overall responsibility for general plan administration. The Administrative Committee has full and complete discretion to interpret Plan provisions, to determine eligibility for benefits, to decide benefit claims (including the resolution of factual disputes relating to such claims), and its interpretations, determinations and decisions will not be overturned unless they are arbitrary and capricious or otherwise an abuse of discretion. The Administrative Committee is vested with all power and authority necessary or appropriate to administer the Plan on behalf of the Plan Sponsor, and has full discretionary authority in this capacity. The address and telephone number of the Administrative Committee is:

Huntington Ingalls Industries, Inc.

Attn: Administrative Committee

4101 Washington Avenue

Newport News, Virginia 23607

(757) 380-2000

The Administrative Committee may delegate any of its administrative or fiduciary authority, including the authority to hear claims and appeals, to other Company officers or employees.

8.	Claims and Appeals Procedures.

Claims Procedure. If an Officer believes that he or she is entitled to benefits under the Plan and has not received them, the Officer or his authorized representative (each, a “claimant”) may file a claim for benefits by writing to the Administrative Committee. The letter must state the reason why the claimant believes the Officer is entitled to benefits, and the letter must be received no later than 90 days after the Officer’s termination of employment, or 90 days after a payment was due, whichever comes first. The Administrative Committee or its designee will evaluate the claim and make a determination to accept or deny the claim. If the claim is denied, in whole or in part, the claimant will receive a written response within 90 days. This response will include (i) the reason(s) for the denial, (ii) reference(s) to the specific Plan provisions on which denial is based, (iii) a description of any additional information necessary to perfect the claim, and (iv) a description of the Plan’s claims and appeals procedures. In some cases more than 90 days may be needed to make a decision, in which case the claimant will be notified prior to the expiration of the 90 days that more time is needed to review the claim and the date by which the Plan expects to render the decision. In no event will the extension be for more than an additional 90 days.

Appeal of Denied Claim. The claimant may appeal a denied claim by filing an appeal with the Administrative Committee within 60 days after the claim is denied. The appeal should be sent to the address provided in Section 6 above. As part of the appeal process the claimant will be given the opportunity to submit written comments and information and be provided, upon request and free of charge, with copies of documents and other information relevant to the claim. The review on appeal will take into account all information submitted on appeal, whether or not it was provided for in the initial benefit determination. A decision will be made on the appeal within 60 days, unless additional time is needed. If more time is needed, the claimant will be notified prior to the expiration of the 60 days that up to an additional 60 days is needed and the date by which the Plan expects to render the decision. If the claim is denied, in whole or in part, on appeal the claimant will receive a written response which will include (i) the reason(s) for the denial, (ii) references to the specific Plan provisions on which the denial is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, copies of all documents and other information relevant to the claim on appeal, and (iv) a description of the Plan’s claims and appeals procedures.

If the claim is denied on appeal, the Officer has the right to bring an action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended. Any claimant must pursue all claims and appeals procedures described in the Plan document before seeking any other legal recourse with respect to Plan benefits. In addition, any lawsuit must be filed within six months from the date of the denied appeal, or two years from the Officer’s termination date, whichever occurs first.

9.	Amendment. The Company (acting through the Compensation Committee) reserves the right at any time to terminate or amend this Plan in any respect and without the consent of any Officer.

10.

Unfunded Obligations. All benefits due an Officer or the Officer’s beneficiary under this Plan are unfunded and unsecured and are payable out of the general funds of the Company. The Company, in its sole and absolute discretion, may establish a trust associated with the payment of Plan benefits, provided that the trust does not alter the characterization of the Plan as an “unfunded plan” for purposes of the Employee Retirement Income Security Act, as amended. Any such trust shall make distributions in accordance with the terms of the Plan.

11.

Transferability of Benefits. The right to receive payment of any benefits under this Plan shall not be transferred, assigned or pledged except by beneficiary designation or by will or under the laws of descent and distribution.

12.	Taxes. The Company may withhold from any payment due under this Plan any taxes required to be withheld under applicable federal, state or local tax laws or regulations.

13.	Gender. The use of masculine pronouns in this Plan shall be deemed to include both males and females.

14.

Construction, Governing Laws. The Plan is intended as (i) a pension plan within the meaning of Section 3(2) of the Employee Retirement Income Security Act, as amended (“ERISA”), and (ii) an unfunded pension plan maintained by the Company for a select group of management or highly compensated employees within the meaning of Department of Labor Regulation 2520.104-23 promulgated under ERISA, and Sections 201, 301, and 401 of ERISA. Nothing in this Plan creates a vested right to benefits in any employee or any right to be retained in the employ of the Company. Except to the extent that federal legislation or applicable regulation shall govern, the validity and construction of the Plan and each of its provisions shall be subject to and governed by the laws of the State of Delaware. The severance benefits payable under the Plan are intended to comply with, or alternatively to qualify for an exemption from, the applicable requirements of Code section 409A, and the Plan shall be interpreted in accordance with such intent; provided however, that nothing in the Plan shall create any liability of the Company to any Participant or beneficiary thereof for or with respect to any tax, penalty or interest that may be assessed against such Participant or beneficiary under Code section 409A (or otherwise).

15.

Severability. If any provision of the Plan is found, held or deemed to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

HUNTINGTON INGALLS INDUSTRIES, INC.

By:	/s/ William R. Ermatinger
William R. Ermatinger
Executive Vice President and Chief Human Resources Officer

Date:	December 17, 2018

Appendix A

The following benefits shall apply to the Chief Executive Officer (“CEO”) of the Company and elected officers who report directly to the CEO:

Section 4(a). Lump-sum Cash Severance Payment. The lump sum cash severance payment shall equal one and one half (1.5) times the sum of (A) one year’s base salary as in effect on the effective date of the Officer’s termination, plus (B) the Officer’s target annual bonus established under the Company’s annual incentive plan in which he or she was a participant for the fiscal year in which the date of termination occurs. No supplemental bonuses or other bonuses will be combined with the Officer’s annual bonus for purposes of this computation.

Section 4(b). Extension of Medical, Dental, and Vision Benefits. The Company will continue to pay its portion of the Officer’s medical, dental, and vision benefits for eighteen months following the Officer’s termination date.

Section 4(d)(i). Financial Planning. If the Officer is eligible for financial planning reimbursement at the time of termination, the Officer will be reimbursed for any financial planning fees incurred before his termination date. In addition, the Officer will be reimbursed for the following financial planning fees incurred after his termination date:(i) any fees incurred in the year in which the date of termination occurs, provided that the total financial planning reimbursement for such year (including fees incurred before and after the date of termination) shall not exceed $30,000 for the CEO and shall not exceed $15,000 for any elected officer who reports directly to the CEO and (ii) any fees incurred in the year following the year in which the date of termination occurs, provided that the total financial planning reimbursement for such year shall not exceed $30,000 for the CEO and shall not exceed $15,000 for any elected officer who reports directly to the CEO.

Appendix B

The following benefits shall apply to elected officers who do not report directly to the CEO and to appointed officers:

Section 4(a). Lump-sum Cash Severance Payment. The lump sum cash severance payment shall equal the sum of (A) one year’s base salary as in effect on the effective date of the Officer’s termination, plus (B) the Officer’s target annual bonus established under the Company’s annual incentive plan in which he or she was a participant for the fiscal year in which the date of termination occurs. No supplemental bonuses or other bonuses will be combined with the Officer’s annual bonus for purposes of this computation.

Section 4(b). Extension of Medical, Dental, and Vision Benefits. The Company will continue to pay its portion of the Officer’s medical, dental, and vision benefits for one year following the Officer’s termination date.

Section 4(d)(i). Financial Planning. If the Officer is eligible for financial planning reimbursement at the time of termination, the Officer will be reimbursed for any financial planning fees incurred before his termination date. In addition, the Officer will be reimbursed for the following financial planning fees incurred after his termination date:(i) any fees incurred in the year in which the date of termination occurs, provided that the total financial planning reimbursement for such year (including fees incurred before and after the date of termination) shall not exceed $15,000 for any elected officer and shall not exceed $5,000 for any appointed officer and (ii) any fees incurred in the year following the year in which the date of termination occurs, provided that the total financial planning reimbursement for such year shall not exceed $15,000 for any elected officer and shall not exceed $5,000 for any appointed officer.